Exhibit (a)(1)

CERTIFICATE OF TRUST

of

CAZ Holy Grail Fund

(a Delaware Statutory Trust)

This Certificate of Trust of CAZ Holy Grail Fund (the “Trust”), dated as of June 27, 2023, is being duly executed and filed on behalf of the Trust by the undersigned, as the sole Trustee, for the purpose of organizing a statutory trust pursuant to the Delaware Statutory Trust Act (12 Del. Code §3801 et seq.) (the “Act”).

1. NAME. The name of the statutory trust formed by this Certificate of Trust is CAZ Holy Grail Fund.

2. REGISTERED OFFICE AND REGISTERED AGENT. The business address of the registered office of the Trust in the State of Delaware is and the name of the Trust’s registered agent at such address is Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808.

3. EFFECTIVE DATE. This Certificate shall be effective upon the date and time of filing.

4. REGISTERED INVESTMENT COMPANY. The Trust will register as an investment company under the Investment Company Act of 1940, as amended, within 180 days following the first issuance of shares of beneficial interest of the Trust.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

Isaiah Massey, not in his individual

capacity but as Trustee

By:	/s/ Isaiah Massey
Isaiah Massey